UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 22, 2026

Nuvectis Pharma, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-41264 (Commission File Number)	86-2405608 (IRS Employer Identification No.)

1 Bridge Plaza Suite 275

Fort Lee, NJ 07024

(Address of Principal Executive Offices)

(201) 614-3150

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of Class	Trading Symbol(s)	Exchange Name
Common Stock	NVCT	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Haisco License Agreement

On June 22, 2026, Nuvectis Pharma, Inc., a Delaware corporation (the “Company”), entered into a license agreement (the “License Agreement”) with Haisco Pharmaceutical Group Co., Ltd. (“Haisco”). Pursuant to the License Agreement, Haisco will grant the Company an exclusive, royalty-bearing license for the development, manufacturing, and commercialization rights of HSK39297 (“NXP100”), a Complement Factor B inhibitor in late-stage development for the treatment of complement-mediated diseases, and HSK42360 (“NXP200”), a BRAF inhibitor for the treatment of BRAF-mutated malignancies.

Under the terms of the License Agreement, the Company will be responsible for the development, manufacturing, and commercialization of NXP100 and NXP200 in the Territory, which includes all countries except for The People’s Republic of China, Hong Kong, Macau, Taiwan, India, Brunei, Cambodia, Indonesia, Laos, Malaysia, Myanmar, Philippines, Singapore, Thailand and Vietnam with respect to NXP100, and all countries except for The People’s Republic of China, Hong Kong, Macau and Taiwan with respect to NXP200 (the “Territory”). Haisco will be entitled to a percentage of sublicensing revenue generated in the Territory and will continue to be responsible for current ongoing development activities in China. Under the terms of and as consideration for entering into the License Agreement, the Company will pay to Haisco an upfront payment of $20 million, and certain initial development milestone payments of up to $20 million may become payable upon achievement of specified early clinical development events. Haisco will also be eligible to receive up to an additional $1.4 billion as contingent payments based on future development, regulatory and commercial milestones being met, as well as tiered royalties in the high-single digits to mid-teens based upon net sales of NXP100 and NXP200 in the Territory, subject to reduction under certain circumstances as provided in the License Agreement. The Company is required to pay Haisco a low double digit percentage of the fair market value of the licensed rights if the Company undergoes a change of control within eighteen months of the execution of the License Agreement.

The Company may not exploit any compound or product, other than a licensed product, whose primary mechanism of action is to bind to or functionally inhibit the BRAF kinase or the Factor B, with a customary acquirer exception.

The License Agreement will become effective subject to certain financing conditions, which the Company is required to meet to ensure sufficient capital for the development of the licensed products. The License Agreement will continue in full force and effect until, on a Licensed Product-by-Licensed Product (as defined in the License Agreement) basis, the expiration of the Company’s payment obligations thereunder with respect to such Licensed Product. The License Agreement contains customary provisions relating to confidentiality, representations and warranties, and indemnification.

The foregoing summary of the License Agreement is not complete and is qualified in its entirety by reference to the full text of the License Agreement, a copy of which the Company expects to file with the U.S. Securities and Exchange Commission as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending June 30, 2026.

Item 8.01.	Other Events.

On June 22, 2026, the Company issued a press release to announce its entry into the License Agreement. The full text of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference (except for the third and fourth paragraphs of the press release).

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is filed herewith:

Exhibit
Number	Description
99.1	Press release issued by Nuvectis Pharma, Inc., dated June 22, 2026.
104	Cover Page Interactive Data File, formatted in Inline Extensible Business Reporting Language (iXBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nuvectis Pharma, Inc.
(Registrant)

Date: June 23, 2026
	By:	/s/ Ron Bentsur
Ron Bentsur
Chairman, Chief Executive Officer and President